Exhibit 99.1

Press Release

Gulfport Energy Corporation Appoints David M. Wood President,

Chief Executive Officer and Member of the Board of Directors

Brings Four Decades of Oil and Gas Industry Expertise to Gulfport

OKLAHOMA CITY, December 18, 2018 – Gulfport Energy Corporation (NASDAQ: GPOR) (“Gulfport” or the “Company”) today announced that its Board of Directors has appointed David M. Wood, a 40-year oil and gas industry veteran, to serve as President and Chief Executive Officer, effective immediately. Mr. Wood will also join the Company’s Board of Directors. Donnie Moore, who served as Interim Chief Executive Officer during a nationwide search led by Heidrick & Struggles for a chief executive to lead Gulfport for the long term, will continue to serve as the Company’s Chief Operating Officer and report to Mr. Wood.

Mr. Wood joins Gulfport from Arsenal Resources LLC, a West Virginia focused natural gas producer and First Reserve Corporation portfolio company, where he most recently served as Chairman of its Board of Directors and previously held the role of Chief Executive Officer. From 2013 to 2016, Mr. Wood served as a Senior Advisor to First Reserve, a premier energy-focused private equity firm, serving on several portfolio company boards. Prior to that, he spent more than 17 years at Murphy Oil Corporation (NYSE: MUR), including as Chief Executive Officer, President, and Director from 2009 until his retirement in 2012. From 1980 to 1994, Mr. Wood held various senior positions with Ashland Exploration and Production. He began his career as a well-site geologist in Saudi Arabia. Mr. Wood currently serves on the board of Lilis Energy, Inc. (NYSE: LLEX), an exploration and development company operating in the Delaware Basin.

Mr. Wood commented, “I am excited to join the Gulfport team. The opportunity to build upon the asset base and drive value creation from the Company’s tremendous platform is very attractive and compelling. I look forward to getting to know our people over the coming weeks, immersing myself into the details of our asset base, and working to help drive shareholder returns.”

David L. Houston, Chairman of the Gulfport Board, said, “We are very pleased to welcome David as Gulfport’s new chief executive. After an extensive search, the Board is fully confident that David has the right mix of industry vision and experience, leadership skills and deep industry knowledge to lead Gulfport into the future. We look forward to drawing upon David’s experiences with a preeminent energy-focused private equity firm and as a CEO of a Fortune 100 company as well as his skills as a disciplined allocator of capital. We believe his strategic and operating experience in all stages of the energy value chain will further enhance our strategy and help us capitalize on the Company’s attractive assets.”

“We also want to thank Donnie for taking on the additional responsibility of serving as the Company’s chief executive on an interim basis during the search period,” continued Mr. Houston. “His nearly three decades of management and technical experience in the industry allowed him to seamlessly integrate into the role, continue to drive efficient execution of Gulfport’s operations, and maintain the strong performance standards for which the Company is known. We look forward to his continued valuable contributions as our Chief Operating Officer.”

David M. Wood holds a B.S. (Hons) Geology from the University of Nottingham in England and completed Harvard University’s Advanced Management Program. Mr. Wood previously served on the Board of Directors and as an Executive Committee Member of the American Petroleum Institute. He was also a member of the National Petroleum Council and is a member of the Society of Exploration Geophysicists. His past board affiliations include Crestwood Midstream GP LLC, Crestwood Equity GP LLC, Deep Gulf Energy LP, and Berkana Energy, when it was majority owned by Murphy Oil.

About Gulfport

Gulfport Energy is an independent natural gas and oil company focused on the exploration and development of natural gas and oil properties in North America and is one of the largest producers of natural gas in the contiguous United States. Headquartered in Oklahoma City, Gulfport holds significant acreage positions in the Utica Shale of Eastern Ohio and the SCOOP Woodford and SCOOP Springer plays in Oklahoma. In addition, Gulfport holds an acreage position along the Louisiana Gulf Coast, has an approximately 22% equity interest in Mammoth Energy Services, Inc. (NASDAQ:TUSK) and has a position in the Alberta Oil Sands in Canada through its 25% interest in Grizzly Oil Sands ULC. For more information, please visit www.gulfportenergy.com.

Investor Contact:

Jessica Wills – Director, Investor Relations

jwills@gulfportenergy.com

405-252-4550

Media Contact:

Adam Weiner / Cameron Njaa

Kekst CNC

adam.weiner@kekstcnc.com / cameron.njaa@kekstcnc.com

212-521-4800